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                          [SALEM COMMUNICATIONS LOGO]

               SALEM COMMUNICATIONS ANNOUNCES THE ACQUISITION OF
                AM RADIO STATIONS IN BOSTON AND COLORADO SPRINGS

Camarillo, CA, May 5, 2003 -- Salem Communications Corporation (Nasdaq: SALM), the leading radio broadcaster focused on religious and family themes programming, announced today the acquisition of two AM radio stations.

The Company will be acquiring WAMG-AM in Boston, Massachusetts, from Mega Communications for approximately $8.6 million.

Edward G. Atsinger III, President and CEO commented, "It is increasingly difficult to find quality radio properties at appropriate prices in large markets, specifically the top 10. WAMG-AM has a good quality day and night signal and will allow us to launch our conservative news/talk format in the Boston market, as part of an integrated three-station cluster."

Salem Communications will also be acquiring KKCS-AM in Colorado Springs, Colorado, from Walton Stations - Colorado, Inc. for approximately $1.5 million. The station will be part of a three-station cluster and will broadcast a conservative news/talk format.

Mr. Atsinger continued, "These acquisitions are in line with our long-term goal of developing our clusters in large markets through our three strategic formats. We expect these stations to bring economies of scale to each of these markets and to deliver a strong return on investment."

Salem Communications Corporation, headquartered in Camarillo, California, is the leading U.S. radio broadcaster focused on religious and family themes programming. Upon the close of all announced transactions, the company will own and operate 91 radio stations, including 58 stations in the top 25 markets. In addition to its radio properties, Salem owns Salem Radio Network, which syndicates talk, news and music programming to over 1,500 affiliated radio stations; Salem Radio Representatives, a national sales force; Salem Web Network, the leading internet provider of Christian content and online streaming; and Salem Publishing, a leading publisher of contemporary Christian music trade and consumer magazines.

Forward Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of recently launched station formats, competition in the radio broadcast, Internet and publishing industries and from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem's reports on Forms 10-K, 10-Q, 8-K and other filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Analyst, Investor and Media Contacts:

Amanda Strong-Larson
Investor Relations Manager
Salem Communications
(805) 987-0400 x1081
amandas@salem.cc                            ###